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                              AGREEMENT AND RELEASE

         This Agreement and Release (hereinafter called the "Agreement") is made this 22nd day of August, 2000, by and between Consolidated Edison Company of New York, Inc. (hereinafter called the "Company") and J. Michael Evans (hereinafter called the "Executive").

         WHEREAS, the Executive has served as a senior executive and a member of the Company's Corporate Policy Committee since joining the Company in September 1991, and most recently as President and Chief Operating Officer of the Company; and

         WHEREAS, the Executive desires to retire from the Company and the Company desires to provide certain benefits to the Executive in connection with his retirement from the Company, on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and covenants and subject to the terms and conditions contained herein, the parties hereto agree as follows:

         1. The Executive hereby voluntarily and irrevocably elects to retire from the Company and from his position as President and Chief Operating Officer of the Company effective September 1, 2000.

         2. (a) The Company shall pay the Executive the amount of One million four hundred eighty-one thousand six hundred dollars ($1,481,600) as follows: in a single lump sum within fifteen (15) days after this Agreement becomes effective in accordance with Paragraph 8


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of this Agreement. Such amount shall not be included as part of the Executive's compensation for purposes of determining the benefits to which he is entitled under the Company's employee benefit plans, programs or arrangements. Such amount shall be due and payable notwithstanding any disability or incapacity of the Executive, and in the event of the death of the Executive shall be payable to his estate.

         (b) During the period from September 1, 2000 until August 31, 2002 the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those and at the same contribution rates that would have been provided to them in accordance with the medical, prescription, dental, and life insurance plans of the Company if the Executive had not retired or, if more favorable to the Executive, as in effect generally at any time with respect to other peer executives of the Company and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive such health benefits under another employer-provided plan, the health benefits described herein shall be secondary to those provided under such other plan during such two-year period. The Executive's right to continued eligibility under the Company's health care plans under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), shall commence at the end of such two-year period. At the end of such two-year period the Executive shall be eligible to participate in the health care coverage available to retired officers of the Company, including coverage available under the Company's Retiree Health Program for Management Employees, as such coverage is in effect from time to time, on the same terms and conditions as are applicable to retired officers of the Company.

         (c) Pursuant to the employment agreement dated as of June 25, 1991 between the Company and the Executive, the Executive shall be given credit for the period from


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July 1974 through August 1991 in addition to his actual years of service for purposes of calculating his pension benefits under the Company's Retirement Plan for Management Employees and Supplemental Retirement Income Plan (collectively, the "Pension Plans"). Upon termination of his employment the Executive shall elect an annuity form of payment under the Pension Plans. Payment of the Executive's benefits under the Pension Plans shall commence effective as of September 1, 2000.

         (d) The Company hereby confirms to the Executive that termination of the Executive's employment with the Company by his retirement effective September 1, 2000 (i) shall vest, and not result in the forfeiture of, any mandatory deferred amounts to the Executive's credit under the Company's Executive Incentive Plan, and (ii) shall be considered to be retirement prior to age 65 under a Company pension plan with the consent of the Company for purposes of any outstanding options granted to the Executive under the Consolidated Edison, Inc. 1996 Stock Option Plan, as amended and restated February 24, 1998. The Executive hereby confirms his election that the mandatory deferred amounts to the Executive's credit under the Executive Incentive Plan shall be transferred to the Company's Deferred Income Plan immediately upon becoming vested, and shall be distributable to the Executive in accordance with his elections on file with the Company.

         (e) The Company shall, at its sole expense as incurred, provide the Executive with outplacement services suitable to the Executive's position for a period of not to exceed two years with a nationally recognized outplacement firm.

         (f) The Executive shall continue to be eligible to use the financial counseling services of Ayco & Company for the period of two years following his retirement, on


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the same terms as provided from time to time to other peer executives or former peer executives of the Company.

         3. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (defined below) relating to the Company or any of its affiliates or subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Upon termination of the Executive's employment, he shall return to the Company all Company confidential information. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except (x) otherwise publicly available information, or (y) as may be necessary to enforce his rights under this Agreement or necessary to defend himself against a claim asserted directly or indirectly by the Company or its affiliates. Unless and until a final determination not subject to appeal has been made in accordance with Paragraph 3(d) hereof that the Executive has violated this Paragraph 3, an asserted violation of the provisions of this Paragraph 3 shall not constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         (b) As used herein, the term "confidential information, knowledge or data" means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its affiliates and subsidiaries, including but not limited to information, knowledge or data related to business strategies, plans and financial


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information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by the Executive prior to employment with the Company, and information received by the Executive from sources other than the Company or its affiliates and subsidiaries, without obligation of confidentiality.

         (c) The confidential knowledge, information and data, as defined in the previous subdivision, gained in the performance of the Executive's duties hereunder may be valuable to those who are now, or might become, competitors of the Company or its affiliates and subsidiaries. Accordingly, the Executive agrees that he will not, without the approval of the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld, for the period of two years from his termination of employment, directly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any business which is in direct competition with any business maintained by the Company and/or its affiliates and subsidiaries as of the date of his termination of employment provided that the foregoing shall not restrict the Executive from participating as a passive investor owning not in excess of 5% of the equity of any such competing business. Further, the Executive agrees that, for two years following his termination of employment, he will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of any person who was a managerial or higher level employee of the Company or any of its


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affiliates or subsidiaries at any time during the term of the Executive's employment by the Company by any employer other than the Company or any of its affiliates and subsidiaries for any position as an employee, independent contractor, consultant or otherwise. The foregoing agreement of the Executive shall not apply to any person after 6 months have elapsed subsequent to the date on which such person's employment by the Company or any of its affiliates or subsidiaries has terminated.

         (d) In the event of a breach by the Executive of any of the agreements set forth in Paragraphs 3(a), (b) or (c) above, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by the Executive.

         (e) If the Company shall institute any legal action against the Executive for breach of this Agreement and shall be unsuccessful in obtaining a final judgment of a court of competent jurisdiction not subject to appeal affirming such breach, the Company shall reimburse the Executive for the Executive's reasonable legal fees and costs incurred in defending such legal action.

         4. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Company's incentive compensation plans, the Pension Plans or any other plan, policy, practice or program of, or any contract or agreement with, the Company on or after his termination of employment shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

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         5. The Executive does hereby waive, release and discharge the Company, its parent corporation, subsidiaries, affiliates, successors and assigns and their respective directors, trustees, officers, agents, representatives, employees and employee benefit plans (hereinafter referred to collectively as the "Releasees"), both individually and in their official capacity, of and from any and all claims and causes of action of any kind, that he, his heirs, executors, administrators, agents or assigns ever had, now have or may have, whether known or unknown, with respect to, arising out of, or as a result of his employment or termination of his employment. This Agreement includes but is not limited to all claims or causes of action which might have been asserted under the federal, state or city laws prohibiting employment discrimination based on race, color, sex, religion, national origin, age, disability, sexual orientation, or marital status, including but not limited to the federal Age Discrimination in Employment Act, 29 U.S.C. 623, ET. SEQ.; the federal Equal Pay Act, 29 U.S.C. 206(d), ET. SEQ.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000 e, ET SEQ.; 42 U.S.C. 1981; the Civil Rights Act of 1991; the federal Fair Labor Standards Act; the New York State Human Rights Law; the New York City Human Rights Law; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; all as amended; claims for wrongful discharge, unjust dismissal, or constructive discharge; claims for breach of any alleged oral, written or implied contract of employment; claims for salary, severance payments, bonuses or other compensation of any kind; claims for libel, slander, defamation and attorneys' fees and any other claims under any contract or otherwise at common law or any other law, regulation or ordinance in any action, suit or administrative or other proceeding before any city, state or federal court or agency; provided, however, that this waiver, release and discharge shall not apply to any claim that may arise after this Agreement becomes effective, including any breach of this Agreement by the Company. This Agreement is intended to include in its effect, without limitation, all claims which have arisen and of which the


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Executive knows or does not know, should have known, had reason to know or suspects to exist in his favor at the time this Agreement becomes effective, and this Agreement contemplates the extinguishment of any such claim or claims.

         6. Neither the Executive nor any person, organization or any other entity acting on the Executive's behalf will file, charge, claim, sue or pursue, cause or permit to be filed, charged, claimed or pursued any charge, complaint, or other action, suit or proceeding for damages or other relief (including injunctive, declaratory, monetary relief, attorneys' fees or other) against the Releasees involving any matter occurring in the past up to the effective date of this Agreement, or involving any continuing effects of any actions or practices which arose prior to the effective date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from filing, or impose any condition, penalty or other limitation adversely affecting the Executive's right to file, a charge or complaint, including a challenge to the validity of the waiver included in this Agreement, with the federal Equal Employment Opportunity Commission ("EEOC"), or to participate in any investigation or proceeding conducted by the EEOC.

         7. The Executive understands that he has until September 22, 2000, which is a period of more than twenty-one days, to consider this Agreement and that he may choose to execute this Agreement before the expiration of the twenty-one day period. In the event the Executive fails to execute and deliver this Agreement to the Company's Vice President-Human Resources by such date, this Agreement shall not take effect and shall be null and void. The Executive represents that he has carefully read and fully understands the provisions and effects of this Agreement, that he has had the opportunity to discuss all aspects of this Agreement thoroughly with his attorney, that he is voluntarily entering into this Agreement, and that neither


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the Company nor its trustees, officers, employees, agents, representatives or employee benefit plans made any representations concerning the terms or effects of this Agreement other than those contained herein. The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement, and the Company shall reimburse the Executive for his reasonable attorneys fees and costs not exceeding $4,500 incurred by the Executive in connection with review of this Agreement. The Executive agrees that he will not disclose the terms, amounts, fact or circumstances of this Agreement except to members of his family, his attorney or his accountant or other financial advisor and except as required by law.

         8. The Executive acknowledges that this Agreement includes a waiver of rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. 623 ET SEQ., as amended by the Older Workers Benefit Protection Act, Pub.
L. 101-433, in consideration of the benefits that are to be provided to him by the Company under this Agreement, which are in addition to anything of value to which the Executive is otherwise entitled. The Executive further acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement. For the period of seven days after the Executive executes and delivers this Agreement the Executive may revoke this Agreement by delivering written notice of revocation to the Company to the attention of its Vice President-Human Resources. The revocation shall be effective upon receipt of the notice by the Vice President- Human Resources. In the event of such revocation this Agreement shall become null and void and of no force and effect. In the absence of a revocation this Agreement shall become effective upon the opening of business on the first day following the expiration of the revocation period.

         9. Neither the Executive nor any other person that may be entitled to any payment hereunder shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber


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any right to receive a payment hereunder in advance of such payment, and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void.

         10. The Company shall not be required to segregate any funds representing any amounts payable under this Agreement, and nothing in this Agreement shall be construed as providing for such segregation. In addition, the Company shall not be deemed to be a trustee or a fiduciary for the Executive of any such amounts, and the liabilities of the Company to the Executive in respect of such amounts shall be those of a debtor pursuant to such contract obligations as are created by this Agreement, and no such liabilities of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. The amounts payable under this Agreement, other than amounts payable under the Company's Retirement Plan for Management Employees, shall be payable out of the general assets of the Company.

         11. The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as it may determine to be required to be withheld pursuant to any applicable law or regulation.

         12. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable in any respect under the laws of any state or of the United States of America, such unenforceability shall not affect any other provisions of this Agreement, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained in this Agreement, such that the remaining provisions shall, to the extent


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possible, be carried into effect, taking into account the general purpose and spirit of this Agreement.

         13. This Agreement sets forth the parties' full understanding pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understanding between the parties pertaining to such matter.

         14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and performed entirely therein. This Agreement may not be amended or modified otherwise than by written agreement executed by the parties hereto or their respective successors or legal representatives.

         PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             CONSOLIDATED EDISON COMPANY
                                             OF NEW YORK, INC.



                                             By
                                                 ------------------------------
                                                      Richard P. Cowie
                                                      Vice President-
                                                      Human Resources

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                                                 ------------------------------
                                                      J. Michael Evans


STATE OF NEW YORK      )
                           ) ss.:
COUNTY OF ____________ )

                  On the 22nd day of August, 2000, before me personally came
J. Michael Evans to me known to be the individual described in and who executed the foregoing instrument and he acknowledged to me that he executed the instrument.



                                                  -----------------------------
                                                  Notary Public